EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:                                -OR-         INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                                The Equity Group Inc.
Tony Puleo                                           Devin Sullivan
Interim Chief Financial Officer                      (212) 836-9608
(561) 912-8270                                       dsullivan@equityny.com
tony.puleo@bxgcorp.com                               Adam Prior
                                                     (212) 836-9606
                                                     aprior@equityny.com

                              FOR IMMEDIATE RELEASE

   BLUEGREEN CORPORATION REPORTS RECORD 2005 SECOND QUARTER FINANCIAL RESULTS

Q2 2005 Highlights Versus Q2 2004

      o Net income increased 57.4% to $14.3 million, or $.46 per diluted share

      o     Bluegreen Resorts sales up 12.0% to $97.0 million

      o     Bluegreen Communities sales rose 49.2% to $62.2 million

      o Book value increased to $9.47 at June 30, 2005 from $8.98 at March 31, 2005

Boca Raton, FL - August 1, 2005 - Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced record financial results for the second quarter ended June 30, 2005 (see attached tables).

Net income for the second quarter of 2005 increased 57.4% to $14.3 million, or $.46 per diluted share, on approximately 31.2 million weighted average common and common equivalent shares outstanding ("shares outstanding"), compared to net income of $9.1 million, or $.31 per diluted share, on approximately 30.7 million shares outstanding for the second quarter of 2004. Net income for the first six months of 2005 rose 50.6% to $20.8 million, or $.67 per diluted share, on approximately 31.2 million shares outstanding, compared to net income of $13.8 million, or $.47 per diluted share, on approximately 30.5 million shares outstanding for the first half of 2004.

Total sales in the second quarter of 2005 increased 24.1% to $159.2 million from $128.3 million in the same period last year, reflecting higher sales at both the Resorts and Communities business segments. For the first six months of 2005, total sales increased 22.7% to $263.2 million from $214.5 million in the same period last year.

Total operating revenues in the second quarter of 2005 rose 21.7% to $185.3 million from $152.2 million in the second quarter of 2004, due primarily to higher total sales of real estate, as well as increases in other resort and communities operations revenue, interest income and gain on sale of notes receivable. For the first half of 2005, total operating revenues increased by 21.7% from the comparable period one year ago.

George F. Donovan, President and Chief Executive Officer of Bluegreen(R), commented, "Our Resorts and Communities business segments continued to experience double-digit sales growth, which produced record levels of profits during the second quarter of 2005. We continue to benefit from the critical mass we have achieved in our Resorts segment. Through our points-based Bluegreen Vacation Club(R), we believe that we offer our customers among the most memorable vacation experiences in our industry by providing them access to over 35 resorts and an exchange network of more than 3,700 resorts. On the Communities side, sales of our acclaimed golf properties generated substantial growth and we remain an industry leader in the direct-to-consumer sales of residential homesites.

"We were able to achieve this level of growth while maintaining a strong balance sheet at June 30, 2005, which reflected a book value of $9.47 per share compared to a book value of $8.98 per share at March 31, 2005, and a debt-to-equity ratio of 0.70:1 as compared to 0.88:1 at March 31, 2005. We completed the redemption of $55.0 million of aggregate principal amount of our 10.5% Senior Secured Notes Payable (the "Notes") in June 2005, with the remaining outstanding $55.0 million of the Notes due in 2008. Unrestricted cash at June 30, 2005, after the completion of the redemption of the Notes, was $73.3 million."

Bluegreen Resorts

Resorts sales in the second quarter of 2005 increased 12.0% to a second quarter record $97.0 million from $86.6 million in the same period last year. This increase was primarily attributable to same-Resort sales increases at many of the Company's sales offices, most notably at The Fountains(TM) resort in Orlando, FL. Significant sales increases were also generated at several of the Company's other resorts, including Shenandoah Crossing(TM) resort in Gordonsville, VA, Harbour Lights(TM) in Myrtle Beach, SC, MountainLoft(TM) in Gatlinburg, TN, and Mountain Run(TM) at Boyne in Boyne Falls, MI. New sales sites in Dallas, TX, King of Prussia, PA and The Hammocks at Marathon(TM) in Marathon, FL also contributed to higher sales during the second quarter of 2005. Resort sales for the first half of 2005 rose 16.4% to $162.7 million from $139.8 million in the same period last year.

Resort cost of sales in the second quarter of 2005 declined to 20.5% of sales from 23.9% in the same period last year. Resort cost of sales decreased to 20.3% during the first six months of 2005 from 22.6% during the same period one year ago. These decreases reflected a favorable product mix, primarily due to the additional construction of units and increased sales of vacation ownership interests ("VOIs') in The Fountains resort, which has a relatively low associated product cost. Resort cost of sales has more typically ranged from 23% to 25%, and Bluegreen expects that it will be at that level in the future as the percentage of sales associated with VOIs in The Fountains resort declines.

Bluegreen Communities

Communities sales in the second quarter of 2005 increased 49.2% to a second quarter record $62.2 million from $41.7 million in the same period last year. This increase was due primarily to strong same-site sales at Bluegreen Golf Communities' Sanctuary Cove at St. Andrews Sound(TM) and Traditions of Braselton(TM), both located in Georgia, and continued strong sales at Chapel Ridge(TM), a Bluegreen Golf Community in North Carolina that commenced sales in July 2004. Noteworthy higher sales were also generated at Mystic Shores(TM), located in the Texas Hill Country. SugarTree on the Brazos, situated near Fort Worth, TX, which commenced sales in January 2005, and Saddle Creek Ranch(TM), located in Magnolia, TX, which commenced sales in April 2005, also contributed to higher total sales during the second quarter of 2005.

Communities cost of sales declined to 50.2% of sales in the second quarter of 2005 from 55.4% in the same period last year, due primarily to a higher percentage of total Communities sales being comprised of golf properties, which generally have higher associated gross margins. Communities cost of sales declined to 50.6% in the first half of 2005 from 55.5% in the same period last year. The Company expects Communities' cost of sales percentage to return to historical levels in the future.

As of June 30, 2005, approximately $48.7 million and $20.9 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the projects.

As previously announced, as a result of the significant sales achieved in the Communities segment during 2004 and in the first six months of 2005, several of the Company's properties substantially sold out or are expected to sell out earlier in 2005 than previously forecasted. The Company's Communities business has historically relied on the acquisition of new properties in order to meet its ongoing inventory needs. Bluegreen is continually exploring the acquisition of properties in markets where it currently conducts business, and in new regions of the country, in order to replenish its portfolio of properties. The Company recently acquired two new properties in Texas totaling 2,567 acres and several additional properties are currently under consideration.

Early Extinguishment of Debt

The increase in other expenses, net, for the 2005 periods included the previously disclosed prepayment penalty of approximately $962,500 and write off approximately $750,000 of debt issuance costs related to the early redemption of the Notes in the quarter ending June 30, 2005. In the aggregate, the prepayment penalty and debt issuance costs totaled $.03 per diluted share. The remaining other expenses, net, primarily consisted of amortized legal and other costs related to Bluegreen's vacation ownership receivables purchase facilities.

Conference Call

George F. Donovan, President and Chief Executive Officer, and Anthony M. Puleo, Interim Chief Financial Officer, will host a conference call on Monday, August 1, 2005 at 11:00 A.M. Eastern Time to discuss this news release. The telephone number to join this conference call is (888) 746-7905 (Domestic) or (706) 679-3037 (International). A taped replay of the call will be available through 11:59 P.M. Eastern Time on August 8, 2005. Please dial (800) 642-1687 (Domestic) or (706) 645-9291 (International) and enter the number 6678027 to listen to the replay. In addition, the conference call will be broadcast live over the Internet via Bluegreen's corporate web site at www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation's web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of places where people live and play. The company has approximately 4,900 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts markets and sells the Bluegreen Vacation Club(R), a flexible points-based vacation ownership system with access to over 35 resorts and an exchange network of over 3,700 resorts and other leisure products such as cruises. During 2004, Bluegreen Resorts delivered over 140,000 unique vacation experiences to over 134,000 owners. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes' list of the "The 200 Best Small Companies."

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at the Resorts business will not occur as anticipated, the Company will not be able to acquire land or identify new projects, as anticipated, for the Communities segment , sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2005 and its Quarterly Report on Form 10-Q to be filed on or about August 9, 2005.

                                  ### #### ###

                              BLUEGREEN CORPORATION
                    Condensed Consolidated Income Statements
                        (In 000's, Except Per Share Data)

                                                            Three Months Ended          Six Months Ended
                                                            ------------------          ----------------
                                                          June 30,      June 30,      June 30,      June 30
                                                            2005          2004          2005          2004
                                                            ----          ----          ----          ----
                                                         (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
REVENUES:

Vacation ownership sales                                  $  97,019     $  86,637     $ 162,663     $ 139,784
Homesite sales                                               62,189        41,677       100,566        74,721
                                                          ---------     ---------     ---------     ---------
Total sales                                                 159,208       128,314       263,229       214,505

Other resort and communities operations revenue              18,768        17,725        36,812        31,277
Interest income                                               5,683         4,720        12,225         9,741
Gain on sale of notes receivable                              1,611         1,216         3,052         3,596
Other income, net                                                --           236            --            35
                                                          ---------     ---------     ---------     ---------
Total operating revenues                                    185,270       152,211       315,318       259,154
                                                          ---------     ---------     ---------     ---------

EXPENSES:
Cost of sales:
   Vacation ownership cost of sales                          19,895        20,747        33,090        31,606
   Homesite cost of sales                                    31,214        23,079        50,906        41,460
                                                          ---------     ---------     ---------     ---------
Total cost of sales                                          51,109        43,826        83,996        73,066
Cost of other resort and communities operations              19,363        18,563        38,999        32,476
Selling, general and administrative expense                  81,313        66,392       143,346       116,841
Interest expense                                              3,582         4,098         6,797         8,097
Provision for loan losses                                     2,836         3,029         2,983         3,899
Other expense, net                                            2,827            --         3,685            --
                                                          ---------     ---------     ---------     ---------
Total operating expenses                                    161,030       135,908       279,806       234,379
                                                          ---------     ---------     ---------     ---------
Income before minority interest and provision for
income tax                                                   24,240        16,303        35,512        24,775
Minority interest in income of consolidated subsidiary          948         1,503         1,721         2,332
                                                          ---------     ---------     ---------     ---------
Income before provision for income taxes                     23,292        14,800        33,791        22,443
Provision for income taxes                                    8,967         5,698        13,010         8,641
                                                          ---------     ---------     ---------     ---------

Net income                                                $  14,325     $   9,102     $  20,781     $  13,802
                                                          =========     =========     =========     =========

Net income per share:
   Basic:                                                 $    0.47     $    0.35     $    0.69     $    0.54
                                                          =========     =========     =========     =========
   Diluted:                                               $    0.46     $    0.31     $    0.67     $    0.47
                                                          =========     =========     =========     =========

Weighted average number of common and
   common equivalent shares:
   Basic                                                     30,346        26,082        30,332        25,636
                                                          =========     =========     =========     =========
   Diluted                                                   31,188        30,679        31,246        30,518
                                                          =========     =========     =========     =========

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                     June 30,       December 31,
                                                       2005             2004
ASSETS                                              (Unaudited)

Cash and cash equivalents (unrestricted)            $   73,340      $   79,142
Cash and cash equivalents (restricted)                  20,877          19,396
Contracts receivable, net                               54,396          28,085
Notes receivable, net                                  113,275         121,949
Prepaid expenses                                         7,742           7,810
Other assets                                            25,653          22,359
Inventory, net                                         200,685         205,213
Retained interests in notes receivable sold             86,134          72,099
Property and equipment, net                             78,318          74,244
Intangible assets and goodwill                           4,415           4,512
                                                    ----------      ----------
Total assets                                        $  664,835      $  634,809
                                                    ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable                                    $   12,609      $   11,552
Accrued liabilities and other                           46,855          44,351
Deferred income                                         37,173          24,235
Deferred income taxes                                   71,657          58,150
Receivable-backed notes payable                         39,975          43,696
Lines-of-credit and notes payable                       47,076          71,949
10.50% senior secured notes payable                     55,000         110,000
Junior subordinated debentures                          59,280              --
                                                    ----------      ----------
Total liabilities                                      369,625         363,933

Minority interest                                        7,730           6,009

Total shareholders' equity                             287,480         264,867
                                                    ----------      ----------
Total liabilities and shareholders' equity          $  664,835      $  634,809
                                                    ==========      ==========